SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 26, 2003

(Date of earliest event reported)

RIVERSTONE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-32269	95-4596178
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 878-6500

Explanatory Note

Riverstone Networks, Inc., by this Form 8-K/A, Amendment No. 1 to Form 8-K, hereby amends and restates in its entirety the Form 8-K filed on August 26, 2003. As a result, this Form 8-K/A supercedes the Form 8-K filed on August 26, 2003.

Item 5.	Other Events

Set forth below are risk factors affecting an investment in Riverstone Networks, Inc. (the “Company”) and a description of the Company’s Legal Proceedings, as defined in Item 103 of Regulation S-K. In the risk factors below and in the description of Legal Proceedings, all references to “Riverstone,” “we,” “us” or “our” mean Riverstone Networks, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company. Pending the outcome of the Company’s previously announced accounting practices review and restatements, the risk factors in this Current Report on Form 8-K/A do not contain specific financial information that the Company typically includes by way of example in its risk factors.

As used in this Current Report on Form 8-K/A, the words “expects,” “anticipates,” “estimates,” “plans,” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements as to our expected expenses, the preliminary results of the accounting practices review, the impact of any restatements on reported or announced results, the timing of any restatement and of the filing of our Form 10-K and 10-Q, our plans to appeal any delisting, our competitive position and expectations regarding competitive developments, expected declines in average selling prices, our expectations as to fluctuations in operating results and our continued dependence on our largest customers, our foreign currency risk strategy, inventory management, the future use of third parties for customer support services, expected synergies from our acquisition of Pipal Systems, our ability to attract and integrate management and qualified personnel, our litigation strategy and our belief regarding the merits of claims against us or our claims against third parties, and volatility in the market price of our stock. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, changes in the scope and nature of, and the outcome of, the Securities and Exchange Commission’s investigation, the results and effect of the accounting practices review, the effect of our failure to file timely our Form 10-K and Form 10-Q, our ability to file our Form 10-K and Form 10-Q, our ability to comply with each of the conditions prescribed by the Nasdaq Listing Qualifications Panel, the possibility that Panel will terminate, modify or extend the terms of its determination, that the Nasdaq Listing and Hearing Review Council will review, affirm, modify, reverse, dismiss or remand the decision to the Panel, and that The Nasdaq Stock Market will delist our common stock, whether our outstanding convertible notes would be subject to accelerated repayment under the terms of the indenture governing the notes, the impact of the restatement on our financial results, and the effects of delisting, if it were to occur, including as to our business, the market price of, and the liquidity of the trading market for, our common stock, our ability to grant and permit the exercise of stock options and the application of the California Corporations Code to us despite our incorporation in Delaware, and the risks set forth below under the caption “Risk Factors.” The Company disclaims any intent or obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. We also refer to trademarks of other corporations and organizations in this Current Report on Form 8-K/A.

RISK FACTORS

Factors Related to Our Business

We have a general history of losses and cannot assure you that we will operate profitably in the future.

We have not yet achieved profitability on an annual basis, and we cannot be certain that we will realize sufficient revenue to achieve profitability in the future. We incurred significant net losses during fiscal years 2003, 2002 and 2001. Portions of our financial data for fiscal 2002 and earlier periods were based on Cabletron’s financial statements. We anticipate incurring significant sales and marketing, product development and general and administrative expenses, which will require us to realize significantly higher revenue in order to achieve profitability.

Because the United States, Europe and Asia-Pacific are experiencing an economic slowdown, our ability to increase or sustain our revenues may be limited. The current situation in Iraq and threat of terrorist attacks, as well as concerns regarding any related conflicts or similar events worldwide, have increased economic uncertainty in the U.S. These events have decreased our ability to project our revenue in future quarters and may decrease the amount of funds our customers commit to information technology infrastructure spending. Any reduction in or delay of capital spending by our customers due to economic, political and social turmoil will reduce our future revenue and profitability.

Because our accounting practices review is ongoing, we cannot state with certainty the scope and timing of any restatements.

We have delayed the filing of our Form 10-K and Form 10-Q while a special committee of our board of directors conducts a review of our accounting practices. Although that review is ongoing, based on preliminary results, we have determined that we overstated our previously reported net revenues for the fiscal year ended March 2, 2002 of $210.8 million by as much as $85.5 million and our previously reported net revenues for the nine months ended November 30, 2002 of $54.5 million by as much as $12.7 million. In addition, we have determined that previously announced net revenues for the fiscal year ended March 1, 2003 of $69.6 million were overstated by as much as $13.3 million. We anticipate a positive impact of as much as $700,000 on previously announced net revenues for the first quarter of fiscal 2004 ended May 31, 2003 of $12.7 million. These overstatements are primarily related to revenue recognized on sales to customers in which we made investments and sales that were subject to rights of return, pricing discounts and other contingencies that were not accounted for at the time the transactions were originally recorded. As a result, based on our accounting policies, revenue related to these sales either should not have been recognized or should have been recognized in a different period.

The review of our accounting practices by a special committee of the board of directors is ongoing. Based on that review, additional items may be restated. We are currently unable to quantify the amounts of potential additional restatements or the impact of any restatement, which will be material. As previously announced, the Nasdaq Listing Qualifications Panel has determined to continue the listing of our securities on The Nasdaq National Market subject to conditions prescribed by the Panel, including the condition that we file our Form 10-K for the year end March 1, 2003 and our Form 10-Q for the quarter ended May 31, 2003, as well as any restatements for prior periods, by September 8, 2003. We are attempting to conclude our review and issue any restatements promptly, but we presently cannot state with any certainty when this will occur. Investors should not rely on our historical financial statements and auditors’ reports thereon or our financial results announced for any period. The review and the restatements have required and will continue to require significant resources, including the diversion of the attention of our management and finance department personnel from our regular business activities, as well as expenditures for accounting and legal services.

We cannot state with certainty when we will be able to file our Form 10-K and Form 10-Q, the continued delay of which could result in the acceleration of the repayment of our convertible notes.

Delay or failure in filing periodic reports with the Securities and Exchange Commission, or SEC, including our Form 10-K for the fiscal year ended March 1, 2003 and Form 10-Q for the quarterly period ended May 31, 2003, could result in an event of default and acceleration of the repayment of our 3.75% convertible subordinated notes due 2006 under the terms of the Indenture governing the notes. Under the Indenture, if an event of default were to occur, the trustee or holders of not less than 25% of the outstanding notes may, in accordance with the terms of the Indenture, declare all principal and interest to be immediately due and payable. As of July 31, 2003, there was outstanding $131.8 million aggregate principal amount of the notes.

The pending SEC investigation and other litigation and regulatory proceedings regarding the restatement of our financial statements could seriously harm our business.

In April 2003 the SEC commenced an informal inquiry regarding our accounting practices. The SEC subsequently issued a formal order of investigation. We are cooperating fully with the SEC. However, responding to the SEC review has required and could continue to require significant expense and diversion of management’s attention and resources in the future. If the SEC elects to pursue an enforcement action, the defense against this type of action could be costly and require additional management resources. If we are unsuccessful in defending against this or other investigations or proceedings, we may face civil or criminal penalties or fines that would seriously harm our business and results of operations. Any negative developments with respect to the investigation or any SEC action against us could harm our business and cause the price of our common stock to continue to decline significantly.

Defending against further potential securities and class action litigation relating to the restatement of our financial statements would likely require significant attention and resources of management and, regardless of the outcome, result in significant legal expenses. New litigation could be commenced against us, or the existing consolidated securities class action lawsuit and derivative lawsuit could be expanded. If our defenses were ultimately unsuccessful, or if we were unable to achieve a favorable settlement, we could be liable for large damage awards that could seriously harm our business and results of operations.

Global economic, political, health and social conditions may interfere with international business and adversely affect our revenues.

The outbreak and spread of severe acute respiratory syndrome, or SARS, developed into a major health concern in Asia, with repercussions worldwide. Many companies cancelled conferences, business trips and other events in order to avoid international travel, with the effect of generally suspending international business activities. Many of our customers are located in Asia, and in order to support these customers and sell our products our sales representatives who are located in Asia must continue to work directly and personally with these customers. A resurgence of the disease, the spread of infection, or the fear of the spread of infection, may disrupt the business of these customers and other customers worldwide, causing them to delay or cancel purchases of our products. In particular, our customers may cancel or delay installations, and related purchases of our products, in densely populated areas where quarantines are in effect or the risk of infection is considered to be high. In addition, a further slowdown in already weakened key economies in the Pacific Rim as a result of health concerns, whether real or perceived, may adversely affect the telecommunications industry as a whole. The situation in Iraq and recent geopolitical and social turmoil in many parts of the world, including actual incidents and potential future acts of terrorism and war, may continue to put pressure on global economic conditions. These events, conditions and uncertainties make it difficult for us and our customers to accurately forecast and plan future business activities. This reduced predictability combined with the uncertainty of an already slow global economy challenges our ability to develop and maintain customer relationships.

Our focus on sales to service provider customers subjects us to risks that may be greater than those for providers with a more diverse customer base.

Our customers include local exchange carriers, long distance carriers, Internet service providers, metropolitan service providers, content hosting providers and cable operators whose businesses depend on the continuing demand for differentiated services by their customers. Service provider companies generally have been adversely impacted by the current global economic slowdown. The developing service provider market has become very competitive and price sensitive. Poor conditions in the service provider market have caused service providers to reduce capital expenditures on technology infrastructure. We have experienced reductions and order delays from our service provider customers. Our exposure to these risks is greater than it is for vendors who sell to a more diversified customer base. We believe that there are risks arising from doing business with service providers in these markets that may not be faced by our competitors in their relationships with corporate and other customers, including:

•	service providers that are heavily dependent upon financing, particularly from the high yield debt market, may decrease their infrastructure purchases as a result of limited financing availability or interest rates increases;

•	weak economic conditions may cause service providers to postpone or reduce capital expenditures;

•	the introduction, or the planned introduction, of new products and product enhancements, which could cause service providers to cancel, reduce or delay existing orders;

•	any failure of a service provider’s service to its customers that it attributes to our products, whether or not our products actually failed, which could lead to substantial negative publicity and undermine our sales; and

•	the low level of brand loyalty demonstrated by service providers, which may cause them to switch to another supplier that provides, or that they believe provides, superior performance or cost-effectiveness.

The occurrence of these events may lead to our customers delaying orders, delivery times or payments for our products, or require us to increase the time and cost associated with our sales efforts.

Our quarterly revenue and operating results are likely to fluctuate which could cause us to miss quarterly revenue targets and result in a decline in our stock price.

We base our operating expenses on anticipated revenue trends. A high percentage of our expenses remain relatively fixed despite changes in revenue, including marketing, research and development and general administrative expenses and expenses for employee compensation other than sales commissions. This means that any failure to achieve anticipated revenues could cause our quarterly operating results to fall below the expectations of public market analysts or investors, which could cause the price of our common stock to fall.

Our quarterly revenue and operating results may vary significantly in the future due to a number of factors, including:

•	fluctuations in demand for our products and services;

•	unexpected product returns or the cancellation or rescheduling of significant orders;

•	our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions;

•	the linearity of our sales within a quarter, which can fluctuate widely and subject us to risks such as unexpected disruptions in component availability, manufacturing capacity, order management, and shipping as well as cause our reseller customers to delay placing new orders until later in the following quarter when they have reduced their inventory levels;

•	the timing and amount of non-cash stock-based compensation charges;

•	our ability and our suppliers’ abilities to attain and maintain production volumes and quality levels for our products; and

•	write-downs resulting from other-than-temporary declines in value of our investments in equity and convertible debt investees.

Due to these factors, we believe that you should not rely on period-to-period comparisons of our operating results as an indicator of our future performance.

We generally do not have binding commitments from our customers and if significant customers cancel, reduce or delay a large purchase, our revenues may decline and the price of our stock may fall.

Historically, a limited number of customers have accounted for a significant portion of our revenues. Customers making large purchases from us are likely to vary over time, due to changes in our product cycles, customer needs, competition or economic circumstances. Some of our former significant customers have filed for bankruptcy and ceased operations. Although our largest customers may vary from period to period, we anticipate that our operating results for any given period will continue to depend significantly on large orders from a small number of customers. We generally do not have binding commitments from our customers. If any of our large customers cancels, reduces or delays purchases, our revenues and profitability would be harmed.

Because the purchase of our products often represents a significant decision on the part of potential customers, we may expend significant resources on potential customers without achieving actual sales.

Purchases of our products often represent a significant strategic decision and capital investment by our customers related to their communications infrastructure and typically involve significant internal procedures involving the evaluation, testing, implementation and acceptance of new technologies. This evaluation process frequently results in a lengthy sales process, often ranging from one month to longer than a year, and purchases of our products are subject to a number of significant risks, including customer budgetary constraints and internal acceptance reviews. During this time we may incur substantial sales and marketing expenses and expend significant management effort. The length of the sales cycle, and the magnitude of our investment in the sales process, is more substantial for our service provider customers than it would typically be with corporate customers. If sales forecasts from a specific customer for a particular quarter are not realized in that quarter, we may be unable to compensate for the shortfall, which could harm our operating results.

We may be unable to expand our sales and direct and indirect distribution channels, which may hinder our ability to target multiple levels of a prospective customer’s organization, to address markets adjacent to the service provider market and to increase sales and revenues.

Our products and services require a sophisticated sales and marketing effort targeted at several levels within a prospective customer’s organization. Although we plan to continue to dedicate sales personnel to our target customers, competition for qualified sales personnel is intense, and we may be unable to hire or retain the sales personnel we require.

Our sales and distribution strategy relies on value-added resellers, original equipment manufacturers, or OEMs, our direct and indirect international sales efforts and our ability to package our products into a complete network infrastructure solution by working with other technology vendors. If we are unable to establish new value-added reseller or OEM relationships, or if our OEMs and valued-added resellers are unsuccessful in distributing our products, our sales could suffer. Because we are not a vertically integrated network infrastructure provider, if we fail to maintain existing technology vendor relationships or to establish new ones, we will be unable to satisfy our customers’ need for complete, fully-integrated solutions and our business could suffer.

We face business, political and economic risks because a portion of our sales are to customers outside of the United States.

The international market for our products is less mature than the market in the United States, and our strategy of selling to service providers that operate in the metropolitan area network may be unsuccessful on an international basis. Operating internationally exposes us to risks such as longer accounts receivable collection cycles, difficulties in staffing and managing operations across disparate geographic areas, tariffs, export controls and other trade barriers, less effective protection of intellectual property and potentially negative consequences from changes in tax laws. We conduct our international sales in either U.S. dollars or local currencies and a change in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. We are also subject to fluctuations in exchange rates between the U.S. dollar and the particular local currency. We may engage in hedging transactions to minimize the risk of fluctuations, and if we are not successful in managing hedging transactions, we could incur losses.

Certain of our customers rely on us to arrange financing for our products, which subjects us to credit and market risks.

Certain of our customers do not have or do not wish to commit the financial resources necessary to purchase our products without financing, and these customers may expect us to arrange their financing. These financing arrangements can expose us to our customers’ credit risks and in the past we have experienced customer defaults. Due to continuing public market volatility, a number of our current or prospective customers may be unable to raise funding through the issuance of their securities or the borrowing of money. This difficulty could result in an increased need for financing provided either by us or with our assistance and an increased risk of customer default. If third party financing were to become less available due to credit market factors, our ability to arrange third party financing for our customers could be significantly limited, potentially resulting in reduced revenues. We have not entered into any lease financing transactions since September 2001 and at May 31, 2003 we had no outstanding guaranteed lease payments.

Some of our customers may not have the resources to pay for our products as a result of the current economic environment.

With the continued economic slowdown, some of our customers are forecasting that their revenue for the foreseeable future will generally be lower than anticipated. Some of these customers are experiencing, or are likely to experience, serious cash flow problems and as a result, may find it increasingly difficult to obtain financing on attractive terms, if at all. If some of these customers are not successful in generating sufficient revenue or securing alternate financing arrangements, they may not be able to pay, or may delay payment for the amounts that they owe us. Furthermore, they may not order as many products from us as originally forecast or cancel orders with us entirely. The inability of some of our potential customers to pay us for our products may adversely affect our cash flow, the timing of our revenue recognition and amount of revenue, which may cause our stock price to decline.

We face litigation risks that could negatively impact our business.

We are currently a defendant in consolidated securities class and derivative actions, which seek damages of indeterminate amounts. We are and may in the future be subject to other litigation, including patent infringement litigation, arising in the normal course of our business.

We also face risks associated with certain option grants made to our employees and employees of Cabletron and Cabletron’s affiliates and to our advisors and consultants because, as a result of the nature of the persons who received these options and the vesting provisions of these options granted prior to February 22, 2001, we may have violated the California state securities laws. Costs associated with these option grants could be significant. In addition, we have received from the California Department of Corporations an Order addressed to Riverstone as well as our chief executive officer and chief financial officer alleging that stock option grants made prior to our initial public offering in 2001 were made without qualification or exemption and ordering that those parties desist and refrain from offering securities in the form of options to purchase common stock and common stock in California without prior qualification or exemption. The Order was entered without prior notice to us and is subject to challenge for one year.

Litigation may be time-consuming, expensive and disruptive to normal business operations, and the outcome of litigation is difficult to predict. An unfavorable resolution of any specific matter could have a material adverse effect on our business, results of operations and financial condition.

We purchase several key components for our products from single or limited sources and could lose sales if these sources fail to fulfill our needs.

We purchase several key components used in the manufacturing of our products from single or limited sources and are dependent upon supply from these sources to meet our needs. We have worked with NEC, Agere, LSI Logic and Sandburst to develop several of our key proprietary application specific integrated circuits, or ASICs. These proprietary ASICs are very complex, and NEC, Agere, LSI Logic and Sandburst are our sole source suppliers for the specific types of ASICs that they supply to us. We do not have a long-term fixed price or minimum volume agreement with any of these suppliers. Should we encounter problems with NEC, Agere, LSI Logic or Sandburst, we may not be able to develop an alternate source in a timely manner, which could hurt our ability to deliver our routers.

We depend on a single contract manufacturer for all of our manufacturing requirements, and a failure by this contract manufacturer would impair our ability to deliver products.

We outsource all of our manufacturing to one company, Flextronics International, Ltd., which manufactures our products in San Jose, California. If the demand for our products grows, we will need to increase our material purchases and our contract manufacturing capacity with Flextronics or add additional contract manufacturers. Our existing and future contract manufacturers may not meet our future requirements. We have experienced a delay in product shipments from our contract manufacturer in the past, which in turn delayed product shipments to our customers. We may in the future experience similar and other problems, such as insufficient quantity of product, which could materially harm our business and operating results. The inability of our contract manufacturer to provide us with adequate supplies of high-quality products or the loss of our contract manufacturer would cause a delay in our ability to fulfill orders while we obtain a replacement manufacturer and would have a significant negative effect on our business, operating results and financial condition.

We base our purchasing decisions on a forecast of anticipated orders of our products, and if we miscalculate our needs or are not able to obtain necessary components, our business could be harmed.

We use a forward-looking forecast of anticipated product orders to determine our material requirements, and if customer orders do not match forecasts, we may have excess or inadequate inventory of materials and components. In the past, we have experienced shortages of some components, resulting in delays in filling orders. If we cannot obtain necessary components, we may not be able to meet customer orders and our business and results of operations could suffer.

Our contract manufacturer manufactures our products using quality assurance standards that we established. We have potential exposure to the contract manufacturer, such as carrying costs and excess material, if it procures components and builds products based on forecasts we provide it and the actual component usage and product sales are significantly lower than we had forecast. We provide reserves for excess and obsolete inventory based on our expectation of future sales. We believe the provisions we have made for inventory are adequate; however, if the demand for our products differs significantly from our estimates, our provisions may need to increase which could adversely affect our gross margin for a given period.

Substantially all of our revenues come from sales of our RS router family, making us dependent on widespread market acceptance of these products.

Substantially all of our revenues result from sales of our RS router family. Continuing market acceptance of our products is critical to our future success, and we are more dependent on the market acceptance of a single product family, our RS router family, than competitors with broader product offerings. Factors that may affect the market acceptance of our RS router family include:

•	adoption of advanced routing and switching products and technologies;

•	the performance, price and total cost of ownership of our products;

•	the availability and price of competing products and technologies;

•	brand recognition of the Riverstone name; and

•	the success and development of our sales and marketing organizations and resellers.

If we fail to achieve and maintain market acceptance for our RS router family, our revenues may be harmed.

The market for network equipment is subject to rapid technological change, and if we fail to accurately predict and respond to market developments or demands, we will be unable to compete successfully.

The market for network equipment is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Our future performance will depend on our successful development and introduction and the market acceptance of new and enhanced products that address customer requirements in a cost-effective manner. We may be unsuccessful in completing the development or introduction of these product enhancements or new products on a timely basis or at all. The failure of these enhancements or new products to operate as expected could delay or prevent future sales. Developments in routers and routing software could also significantly reduce demand for our product. Alternative technologies and customer requirements could achieve widespread market acceptance and displace the technologies, protocols and service requirements on which our product lines are based. Our technological approach may not achieve broad market acceptance, and other technologies or devices may supplant our approach.

If we are unable to deliver the high level of customer service and support demanded by our customers, we may lose customers and our operating results will suffer.

Our customers demand a high level of customer service and support. Our customer service and support functions are provided primarily by our internal resources. In certain geographies, first-level support is provided by our service delivery partners. If we are unable to manage these functions internally and satisfy our customers with a high level of service and support, any resulting customer dissatisfaction could impair our ability to retain customers and make future sales. We have also considered, and could consider in the future, expanding the use of third parties to provide certain customer support services.

Our products are very complex and undetected defects may increase our costs and harm our reputation with our customers.

Networking products are extremely complex and must operate successfully with equally complex products of other vendors. These products frequently contain undetected software or hardware errors when first introduced or as new upgrades are released. Additionally, the pressures we face to be the first to market new products increase the possibility that we will offer products in which our customers or we later discover errors. We have experienced new product and product upgrade errors in the past and may experience similar problems in the future. These problems could result in our incurring significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems and our stock price to fall.

We face risks associated with our strategic investments and may not realize the anticipated benefits of such investments.

We may not realize the anticipated benefits of our past strategic investments. Some of these past investments have resulted in and may continue to result in losses. The companies in which we invest may not make, may reduce or may terminate product purchases from us. We may lose all or a portion of the amount invested. Our ability to recover the amount of, or realize a return on, our investment in these investees is largely dependent on equity market conditions and the occurrence of liquidity events, such as initial public offerings, mergers and private sales. All of these factors are difficult to predict, particularly in the current economic environment. We assess the fair value of our strategic investments quarterly and may be required to record impairment charges against our strategic investments. We also assess possible impairment for our investment portfolio based on the general financial performance of the telecommunications industry and general economic conditions. During the fourth quarter of the fiscal year ended March 2, 2002, and during the fiscal year ended March 1, 2003, certain private companies in which we held investments were experiencing financial declines and were not likely to be able to raise capital to continue operations. In addition, the prolonged economic downturn has further negatively affected the financial performance of companies in the telecommunications sector. Factors we consider important that could trigger an impairment charge include the likelihood that the related company would have insufficient cash flows to operate for the next six to twelve months, significant changes in the operating performance or operating model, and/or changes in market conditions. As a result, we determined that investments in these investees had declined in fair market value on an other-than-temporary basis and accordingly recorded impairment charges against strategic investments. Further reductions in the carrying value of our investments could adversely affect our financial condition and results of operations.

As previously disclosed, the decision to restate our financial statements resulted from our recent discovery of information calling into question the appropriateness and timing of revenues recognized from certain customers. In some cases, it appears sales to customers in which we made investments were subject to rights of return and other contingencies that were not accounted for at the time the transactions were originally recorded. Because the review is ongoing, we are currently unable to quantify the impact of any restatement, which will be material. We are attempting to conclude our review and issue any restatements promptly, but we presently cannot state with any certainty when this will occur.

Our recent acquisition of Pipal Systems, Inc. will have the effect of increasing our net loss per share, which could reduce the market price of our stock. If we are unable to achieve certain business synergies following the acquisition, we may not achieve results of operations and financial condition superior to what the two companies could achieve independently.

The issuance of our common stock in connection with our recent acquisition of Pipal Systems and the recognition of Pipal’s operating losses will have the effect of increasing our net loss per share and could reduce the market price of our common stock unless and until revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such growth, savings or synergies will be achieved. Although we believe that beneficial synergies will result from the acquisition, there can be no assurance that the combining of the two companies’ businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result.

If customers do not perceive benefits from integrating Pipal’s intellectual property and product design into our product offerings or we experience problems integrating Pipal’s business with ours, our revenues following the acquisition may fail to grow or may decline, our expenses could increase, our business could be adversely affected and our stock price could decline.

The success of the acquisition of Pipal depends on market acceptance of our strategic initiative to integrate Pipal’s intellectual property and product design into our product offerings. If customers do not perceive benefits from these combined product offerings, we will not realize the principal strategic benefits that we currently anticipate from the acquisition. As a result, we would not realize increased revenues and could experience decreased revenues as a result of the acquisition and could simultaneously be required to expend additional amounts to develop products or remedy unanticipated problems, any of which could harm our operating results and our earnings per share. If we fail to integrate Pipal’s business with ours successfully, we will incur substantial costs which will increase our expenses and operating losses, and we will fail to achieve the expected synergies of the acquisition. In addition, integration problems could divert management’s attention from regular business concerns and other business opportunities, which could result in slower revenue growth than anticipated or in declines in revenue. To the extent the acquisition and related integration do not proceed as efficiently as anticipated, our revenues could decline or grow at a slower rate, our expenses could increase and our stock price could decline.

Our limited ability to protect our intellectual property may hinder our ability to compete.

We rely on a combination of patent, copyright, trademark and trade secret laws, licensing agreements and restrictions on disclosure of confidential information to protect our intellectual property rights. We cannot assure you that any patents that we hold will protect our intellectual property or provide any significant competitive advantage or will not be challenged by third parties. Other parties may also independently develop similar or competing products that do not infringe upon our patents. We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose our competitive position in the market before we do so. Although we attempt to protect our intellectual property rights, we may be unable to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our operating results.

We may be subject to claims that our intellectual property infringes upon the proprietary rights of others, and a successful claim could harm our ability to sell and develop our products.

In the course of our business, we may receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in our products. We may be unaware of intellectual property rights of others that may cover some of our technology, product or services. Third parties may claim that we or our customers, manufacturers or suppliers are infringing or contributing to the infringement of their intellectual property rights, and we may be found to infringe or contribute to the infringement of those intellectual property rights and require a license to use those rights or indemnify our customers, manufacturers or suppliers. We have received patent infringement claims from Lucent Technologies Inc. and Toshiba. We may not be able to resolve these claims without litigation or settlement, which could require us to enter into license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. Any litigation regarding patents or other intellectual property could be costly and time-consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. We also may be subject to significant damages or injunctions against development and sale of our products.

If we are unable to attract, integrate, manage and retain qualified personnel, we may not be able to achieve our objectives and our business could be harmed.

Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, customer support and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on our ability to integrate our new chief executive officer.

We believe our future success also depends on our ability to attract, integrate, manage and retain highly skilled managerial, engineering, sales and marketing, finance, customer support and manufacturing personnel. Competition for some of these personnel is intense, and in the past, we have had difficulty hiring employees in our desired time frame, particularly software and hardware engineers. We may be unsuccessful in attracting and retaining personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

In recent quarters as well as the current quarter, we have initiated reductions in our workforce of both employees and contractors. These reductions have resulted in reallocations of employee duties which could result in employee and contractor uncertainty. Reductions in our workforce could make it difficult to motivate and retain the remaining employees and contractors, which would affect our ability to deliver our products in a timely fashion and otherwise negatively affect our business.

Further, our common stock price per share has been, and may continue to be, extremely volatile. When our common stock price is less than the exercise price of stock options granted to employees, turnover may increase, which could harm our results of operations or financial condition. In addition, because our Registration Statement on Form S-8 is not active while the filing of our Form 10-K and Form 10-Q are deferred, our employees are unable to exercise outstanding stock options until those reports are filed with the SEC. Finally, if we fail to maintain continued listing on the Nasdaq National Market, turnover may increase because of the effect on the market price of, and the liquidity of the trading market for, our common stock. Furthermore, delisting may limit our ability to grant and permit the exercise of stock options because qualification or registration of our common stock and options to purchase common stock may be required in certain states.

We rely on independent service providers to supply certain of our back-office functions, and if they fail to deliver adequate services, our business will suffer.

We rely on service providers to supply us with many of our operational and back-office functions, including human resources applications, enterprise resource management applications and customer relationship management applications. Although these functions are critical to our business, we neither own the software that performs these functions nor, in some cases, the hardware on which these programs and our data reside. If there is a significant degradation or failure in service, we may be unable to quickly and cost-effectively transition to other service providers or provide the necessary functionality ourselves and our business could be disrupted.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from executing our business strategy.

Our capital requirements will vary from quarter to quarter. Factors which may affect our future funding requirements include:

•	capital expenditures;

•	the costs and timing of expansion of or changes in our product development efforts and the success of these development efforts;

•	repurchases of outstanding securities;

•	the costs and timing of expansion of sales and marketing activities;

•	the extent to which our existing and new products gain market acceptance;

•	the need to adapt to changing technologies and technical requirements;

•	competing technological and market developments;

•	the acquisition or licensing of businesses or technologies;

•	our ability to maintain and establish reseller and other strategic relationships;

•	the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims and rights;

•	the time and costs involved in defending other litigation matters, including the existing securities class action and derivative lawsuits;

•	fluctuations in our operating results; and

•	our inventory and receivables management.

The continued delay in the filing of our Form 10-K and Form 10-Q could result in the acceleration of the payment of our convertible notes, of which $131.8 aggregate principal amount was outstanding as of June 28, 2003. We may need or choose to obtain additional debt or equity financing to finance our business or acquisitions, which financing may not be available on favorable terms or at all. If we require additional capital at a time when investment in networking companies such as ours, or in the marketplace generally, is limited due to the then prevailing market or other conditions or if we are viewed unfavorably by the market, we may not be able to raise such funds at the time that we need to or at any time thereafter. Future equity financings may be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants and may not be on favorable terms, particularly if the payment of our convertible notes is accelerated. If adequate funds are not available or are not available on acceptable terms, this would significantly limit our ability to execute our business plan, hire, train and retain employees, take advantage of unanticipated opportunities such as acquisitions of businesses or technologies, develop or enhance products or respond to competitive pressures.

Factors Related to Our Industry

Intense competition in the market for network equipment could prevent us from increasing revenues and sustaining profitability.

The market for network equipment is very competitive and has historically been dominated by Cisco Systems. Other principal competitors include established companies such as Extreme Networks, Inc., Foundry Networks, Inc., Juniper Networks, Inc., Nortel Networks Corporation and other smaller public and private companies. These competitors may have developed or could in the future develop new technologies that compete with our products or even make our products obsolete. Consolidation in our industry is occurring and is likely to continue. Future acquisitions by, and mergers among, our competitors and potential competitors could expand their product offerings and accelerate their development of new technologies, providing them with a competitive advantage.

Many of our competitors have significantly more established customer support and professional services organizations and substantially greater financial resources than we do. Many of our competitors also have much greater name recognition and have a more extensive customer base and broader customer relationships and product offerings than we do. These companies can rely on their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We expect that competitive pressures may result in price reductions, reduced margins and loss of market share, which would materially harm our business, results of operations and financial condition.

We expect the average selling prices of our products to decrease rapidly, which may reduce our gross margins or revenues.

Our industry has experienced rapid erosion of average selling prices. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors and increasing availability of relatively inexpensive standard microprocessors that can perform some of our products’ functionality. If we are unable to achieve sufficient cost reductions and increases in sales volumes, this decline in average selling prices will reduce our revenues and gross margins.

If our products do not comply with complex governmental regulations and evolving industry standards, our products may not be widely accepted, which may prevent us from sustaining our revenues or achieving profitability.

The market for network equipment products is characterized by the need to support industry standards as different standards emerge, evolve and achieve acceptance. To be competitive, we must continually introduce new products and product enhancements that meet these emerging standards. We have had to delay the introduction of new products to comply with third party standards testing. We may be unable to address compatibility and interoperability issues that arise from technological changes and evolving industry standards. In the United States, our products must comply with various governmental regulations and industry regulations and standards, including those defined by the Federal Communications Commission, Underwriters Laboratories and NEBS. Internationally, products that we develop may be required to comply with standards or obtain certifications established by telecommunications authorities in various countries and with recommendations of the International Telecommunications Union. If we do not comply with existing or evolving industry standards or fail to obtain timely domestic or foreign regulatory approvals or certificates, we will be unable to sell our products where these standards or regulations apply, which may prevent us from sustaining our revenues or achieving or maintaining profitability.

Factors Related to Our Separation from Cabletron

Our former parent is claiming that we owe it money.

We have received a letter from Enterasys, our former parent, alleging that we owe it approximately $39 million as a result of the allocation of certain assets and liabilities, including customer lease guarantee payments, under the transformation agreement pursuant to which we were separated and spun-off from our former parent. We intend to defend against this claim vigorously. However, this claim may substantially divert management time and resources and any arbitration could be costly, both of which could harm our results of operations and financial condition.

We have limited ability to engage in acquisitions and other strategic transactions using our equity because of the federal income tax requirements for a tax-free distribution.

For the distribution of our stock by Cabletron (now known as Enterasys) to qualify as tax-free to Enterasys there must not be a change in ownership of 50% or greater in either the voting power or value of either our stock or Cabletron’s stock that is considered to be part of a plan or series of transactions related to the distribution. If there had been a direct or indirect acquisition of our or Enterasys’ stock by one or more persons during the four-year period beginning two years before and ending two years after the distribution, it would have been presumed to be part of a plan or series of related transactions related to Enterasys’ intended distribution of our stock. Even though two years have now passed since the distribution, the Internal Revenue Service could still contend that a subsequent acquisition was part of such a plan notwithstanding the inapplicability of the presumption. If that contention were successful, the distribution could become taxable to Enterasys.

We have entered into a tax sharing agreement with Enterasys and Aprisma. This agreement requires us to indemnify the other parties if the distribution by Cabletron of its Riverstone shares does not qualify as tax-free due to actions we take or that otherwise relate to us, including any change of ownership of us. The process for determining whether a change of ownership has occurred under the tax rules is complex. If we do not carefully monitor our compliance with these rules, we might inadvertently cause a change of ownership to occur, triggering our obligation to indemnify Enterasys and the other parties to the tax sharing agreement. Our obligation to indemnify these parties if a change of ownership causes the distribution not to be tax-free could discourage or prevent a third party from making a proposal to acquire us. The amount of any such indemnification would be substantial.

For the reasons described above, our ability to use our stock for acquisitions and other similar strategic transactions or for compensation for employees and others may be restricted. Many of our competitors use their equity to complete acquisitions, to expand their product offerings and speed the development of new technology and to attract and retain employees and other key personnel, giving them a potentially significant competitive advantage over us.

We could incur significant tax liability if the distribution does not qualify for tax-free treatment, which could require us to pay Enterasys a substantial amount of money.

In addition to our liability under the tax sharing agreement with Enterasys and Aprisma under United States Federal income tax laws, we would be jointly and severally liable for the Federal income taxes of Cabletron resulting from the distribution being taxable. This means that even if we do not have to indemnify Enterasys under the tax sharing agreement because we did not take any specific action to cause the distribution to fail as a tax-free event, we may still be liable for any part of, including the whole amount of, these liabilities and expenses if Enterasys fails to pay them.

We jointly own with Enterasys some of our intellectual property, and our business could be harmed if Enterasys uses this intellectual property to compete with us.

Intellectual property that relates to a family of ASICs used in both our RS router family and Enterasys’ Smart Switch Router product family is owned jointly by Enterasys and us. Enterasys is primarily a provider of local area network products for the enterprise market. There are no contractual provisions that prohibit Enterasys from developing products that are competitive with our products, including products based upon the jointly owned intellectual property. If Enterasys is acquired by one of our competitors, there are no contractual provisions that would prohibit the combined company from developing products competitive with our products.

We face risks related to Cabletron’s outstanding class action suit and lingering effects of the formal SEC investigation of Enterasys and certain of its affiliates.

Since December 1997, Cabletron has been party to an outstanding class action suit alleging that during the period from March 3, 1997 through December 2, 1997, Cabletron released false and misleading information about its operations and that Cabletron’s accounting practices resulted in the disclosure of materially misleading financial results. The plaintiffs in this matter might seek to involve us in this litigation. On January 31, 2002, the Securities and Exchange Commission notified Enterasys that it had commenced an “Order of Investigation” into Enterasys’ and certain of its affiliates’ accounting practices. In February 2003, Enterasys announced that it had settled the SEC investigation without admitting or denying any allegations. Enterasys further announced that no fines or civil penalties were imposed in connection with the settlement, and the settlement did not require any changes to Riverstone’s historical financial statements. Despite the resolution of the investigation, the lingering effects of the SEC investigation could materially harm our business, financial condition and reputation.

Factors Related to Our Stock

Our stock price has been and may continue to be volatile, which could result in substantial losses for individual stockholders.

The stock markets in general, and the markets for high technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price of our common stock has been volatile, and we expect that it will continue to be volatile. This volatility could result in substantial losses to individual stockholders and holders of our convertible subordinated notes.

We may not be able to maintain our listing on The Nasdaq National Market and if we fail to do so, the price and liquidity of our common stock may decline.

The Nasdaq Stock Market rules require that listed companies file their periodic reports with the SEC on a timely basis. We received Nasdaq Staff Determinations on June 19, 2003 and July 23, 2003 indicating that our common stock is subject to delisting because we have not filed our Form 10-K for the fiscal year ended March 1, 2003 or our Form 10-Q for the quarterly period ended May 31, 2003. In addition, Nasdaq has raised public interest concerns regarding our continued listing. On July 17, 2003, a hearing was held before the Nasdaq Listing Qualifications Panel to address noncompliance with timely periodic reporting requirements and the public interest concerns. We have received notice from the Panel that it has determined to continue the listing of our securities on The Nasdaq National Market subject to conditions prescribed by the Panel, including the condition that we file our Form 10-K for the year ended March 1, 2003 and our Form 10-Q for the quarter ended May 31, 2003, as well as any restatements for prior periods, by September 8, 2003. Among other conditions of the Panel’s determination, we must timely file all of our other periodic reports for periods ending on or before August 31, 2004 or face immediate delisting, and must continue to comply with all other requirements for continued listing on The Nasdaq National Market. There can be no assurance that we will be able to comply with the conditions prescribed by the Panel.

We may appeal the Panel’s decision to the Nasdaq Listing and Hearing Review Council. Such an appeal would not stay delisting and we cannot predict whether or not the Listing Council would modify or reverse the decision. The Panel has reserved its right to terminate, modify or extend the terms of its determination upon a review of our reported financial results. In addition, the Nasdaq Listing and Hearing Review Council may determine to review the Panel’s determination with 45 calendar days, in which case the Listing Council may affirm, modify, reverse, dismiss or remand the decision to the Panel.

The Nasdaq Stock Market has quantitative maintenance criteria for the continued listing of common stock on The Nasdaq National Market, including maintaining a minimum closing bid of $1.00 per share and a minimum of $10.0 million in stockholders’ equity. There were periods in the second and third quarters of fiscal year 2003 when the closing bid price per share for our common stock was below $1.00. If the closing bid price of our common stock remains below $1.00 per share for 30 consecutive trading days, Nasdaq will provide a notice indicating that we are not in compliance with the minimum bid requirement, and we will be provided 90 calendar days to regain compliance. If, at any time within that 90-day period, the bid price of our common stock closes at $1.00 or more for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that we comply with the minimum bid requirement. If compliance with the requirement cannot be demonstrated by the end of the 90-day period, Nasdaq will provide written notification that our common stock will be delisted from The Nasdaq National Market, at which time we may appeal Nasdaq’s determination. On October 7, 2002, we received notification from Nasdaq that for 30 consecutive trading days our common stock had closed below the minimum $1.00 per share requirement. On November 18, 2002, we received notification from Nasdaq that we had regained compliance with the minimum bid requirement for continued listing. The closing price of our common stock was below $1.00 on August 1 and August 4, 2003. The closing price of our common stock on August 18, 2003 was $1.16. Although we are currently in compliance with the 30-day average closing price requirement, there can be no assurance that we will be able to comply with the quantitative maintenance criteria or any of The Nasdaq National Market’s rules in the future.

If we fail to maintain continued listing on The Nasdaq National Market our securities will not be immediately eligible to trade on the OTC Bulletin Board and cannot be traded on the OTC Bulletin Board if we are not current in our SEC filing obligations. We cannot guarantee that a trading market will develop, which would harm our financial condition and our stock price. Delisting would likely have a material adverse effect on the market price of, and the liquidity of the trading market for, our common stock.

In addition, if our common stock is delisted, we may become subject to certain sections of the California Corporations Code that may affect our charter documents. For example, we may not be able to continue to have a classified board or continue to eliminate cumulative voting. In addition, certain provisions of our Certificate of Incorporation that call for supermajority voting may need to be approved by stockholders every two years or be eliminated. Also, in the event of a reorganization, stockholders may have certain dissenting stockholder rights. Furthermore, delisting may limit our ability to grant and permit the exercise of stock options because qualification or registration of our common stock and options to purchase common stock may be required in certain states.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

We have adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of July 26, 2001. Each right entitles the holder to purchase upon certain events one one-thousandth of a share of our Series A Preferred Stock for $115. Under certain circumstances, if a person or group acquire 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the exercise price, shares of our common stock, and in certain cases, shares of stock of a company into which we are merged, having a value of double the exercise price. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us, or a significant percentage of our outstanding capital stock, without first negotiating with our board of directors regarding such acquisition.

In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock (of which 200,000 shares have been designated as Series A Preferred Stock) and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Further, certain provisions of our charter documents may have the effect of delaying or preventing changes in control or management of Riverstone.

LEGAL PROCEEDINGS

Beginning in July 2002, several complaints were filed in the U.S. District Court for the Northern District of California, on behalf of purported classes of persons who purchased Riverstone’s securities at various times between August 10, 2001 and June 19, 2002. The complaints name as defendants the Company and certain of its officers and directors. They allege that the defendants violated federal securities laws by making false and misleading statements about the Company’s business and seek unspecified compensatory damages and other relief. On September 25, 2002, these actions were consolidated under the caption In re Riverstone Networks, Inc. Securities Litigation, Case No. C-02-3581 PJH. On October 28, 2002, the Court entered an order appointing a lead plaintiff and lead plaintiff’s counsel. On or about January 15, 2003, the plaintiffs filed a Consolidated Amended Complaint. On March 14, 2003, the defendants moved to dismiss the complaint. In addition, in August 2002, a shareholder derivative lawsuit, captioned Bruhn v. Pereira, et al., No. CV810290, was filed in California Superior Court. The complaint alleges that the Company’s directors and officers made misrepresentations and/or omissions and breached their fiduciary duties to the Company in connection with the disclosure of the Company’s publicly reported financial results and statements and seeks unspecified damages as well as equitable and/or injunctive and other relief. On December 20, 2002, the defendants filed a demurrer to the complaint. On February 27, 2003, the plaintiff filed an amended complaint. On or about April 9, 2003, another shareholder derivative lawsuit, captioned Carrico v. Pereira, et al., No. CV816188, was filed in California Superior Court. Like the Bruhn complaint, the Carrico complaint alleges that the Company’s officers and directors made misrepresentations and/or omissions and breached their fiduciary duties to the Company in connection with the disclosure of the Company’s publicly reported financial results and statements and seeks unspecified damages as well as equitable and/or injunctive and other relief. On April 23, 2003, the Bruhn and Carrico actions were consolidated under the caption In re Riverstone Networks, Inc. Derivative Litigation, No. CV810290. On or about May 28, 2003, the plaintiffs filed a consolidated shareholder derivative complaint. On July 2, 2003, defendants filed a demurrer and motion to stay the consolidated action. Those motions are set to be heard on August 26, 2003. On or about February 14, 2003, a shareholder derivative lawsuit, captioned Watterson v. Pereira, et al., No. C03-0637, was filed in the U.S. District Court for the Northern District of California. The Company has not been served with this lawsuit. The Company intends to vigorously defend these proceedings.

In April 2003 the SEC commenced an informal inquiry regarding our accounting practices. The SEC subsequently issued a formal order of investigation. We are cooperating fully with the SEC. However, responding to the SEC review has required and could continue to require significant diversion of management’s attention and resources in the future. If the SEC elects to pursue an enforcement action, the defense against this type of action could be costly and require additional management resources. If we are unsuccessful in defending against this or other investigations or proceedings, we may face civil or criminal penalties or fines that would seriously harm our business and results of operations. Any negative developments with respect to the investigation or any SEC action against us could harm our business and cause the price of our common stock to continue to decline significantly.

On January 27, 2003, a lawsuit captioned Vital Network Services, Inc. v. Riverstone Networks, Inc., was filed in Superior Court, Judicial District of Waterbury Connecticut. The complaint alleges that the Company breached a contract between the parties and seeks damages in the amount of $1,900,000 as well as other relief. The Company filed a Motion to Dismiss the complaint on June 3, 2003, which the Court denied. A motion for reconsideration is pending. If that motion is denied, the parties will commence discovery. The Company believes that it has meritorious defenses to the complaint and intends to vigorously defend itself in this action.

On August 21, 2003, Riverstone was served with a summons for a complaint filed by Metricom, Inc. in an adversary proceeding within Metricom’s chapter 11 bankruptcy case, currently pending before the United States Bankruptcy Court, Northern District of California, case number 01-53291 ASW. The adversary proceeding number is 03-5339. By its complaint, Metricom seeks to avoid and recover $1,079,955 in payments transferred to Riverstone in the ninety days prior to Metricom’s bankruptcy filing on the basis that such payments were either preferences or a constructively fraudulent transfers. Riverstone believes that it has meritorious defenses to Metricom’s claims and intends to defend this complaint vigorously.

Riverstone is not aware of any other legal proceedings against it that, individually or in the aggregate, would have a material adverse effect on Riverstone’s business, operating results or financial condition. Riverstone may in the future be party to litigation arising in the course of its business, including claims that Riverstone allegedly infringes third-party patents, trademarks and other intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Item 12.	Results of Operations and Financial Condition

The information in Item 12 and Exhibit 99.1 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. The information in Item 12 and Exhibit 99.1 of this Current Report shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

On August 26, 2003, Riverstone Networks, Inc. issued a press release providing additional information regarding the restatement it had previously announced on July 21, 2003. A copy of the press release are furnished herewith as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2003

RIVERSTONE NETWORKS, INC.

By	/s/ ROBERT STANTON
Name:	Robert Stanton
Title:	Executive Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated August 26, 2003.